SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


                                 Current Report
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): April 30, 1998

                                  X-ceed, Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                 (State or Other Jurisdiction of Incorporation)

           0-13049                                       13-3006788
(Commission File Number)                    (I.R.S. Employer Identification No.)

                  488 Madison Avenue,  New York, New York 10022
             (Address and zip code of principal executive offices)

                                  212-753-5511
                         (Registrant's telephone Number)



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ITEM 5.  Other Events

         As reported previously in the Registrant's Form 10-KSB for the fiscal year ended August 31, 1997, the Company's outstanding Class A and Class B Warrants were to expire on April 30, 1998. Each Class A Warrant entitled the holder thereof to purchase one (1) share of Common Stock at an exercise price of $3.00 per share. Upon the exercise of the Class A Warrant, the holder, in addition to receiving one (1) share of Common Stock, would also receive a Class B Warrant entitling the holder to purchase an additional share of Common Stock at an exercise price of $6.00 per share. On April 30, 1998, the Board of Directors approved an extension of the expiration date of the Class B Warrants to September 30, 1999.


     Prior to the expiration of the Class A Warrants on April 30, 1998, a sizable number of Class A Warrants were exercised. Based on preliminary reports from the Warrant Agent, approximately 1,251,068 Class A Warrants were exercised, which will result in $3,753,204 of proceeds to the Registrant. In addition, Unit Purchase Options granted to the original underwriter of Registrant's Common Stock, which Unit Purchase Options had been extended until April 30, 1998, were also exercised, resulting in additional proceeds to Registrant of $1,218,788. The proceeds from the exercise of the Warrants and Unit Purchase Options will be used for normal working capital purposes and for possible future acquisitions.


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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  X-ceed, Inc.
                                                  (Registrant)

                                              By: /s/ Werner Haase
                                                  Werner Haase,  President


DATED: July 30, 1998



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